Exhibit 99.1
Press Release Dated April 26, 2007

NEWS RELEASE
April 26, 2007

FARMERS CAPITAL BANK CORPORATION ANNOUNCES DIVIDEND

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) announced that its Board of Directors declared a quarterly cash dividend of $0.33 per common share. The cash dividend is payable on July 1, 2007 to shareholders of record at the close of business on June 1, 2007.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 35 banking locations in 22 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.